As filed with the Securities and Exchange Commission on January 11, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Southern States Bancshares, Inc.
(Exact name of registrant as specified in its charter)
SOUTHERN STATES BANCSHARES, INC.
DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN
(Full Title of the Plan)

Alabama	26-2518085
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
615 Quintard Ave.
Anniston, AL 36201
(256) 241-1092
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen W. Whatley
Chairman and Chief Executive Officer
Southern States Bancshares, Inc.
615 Quintard Ave.
Anniston, AL 36201
(256) 241-1092
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael D. Waters
Clinton H. Smith
Jones Walker LLP
420 20th Street North
Suite 1100
Birmingham, AL 35203
(205) 244-5210

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS
Southern States Bancshares, Inc.
Dividend Reinvestment and
Common Stock Purchase Plan
250,000 Shares of Common Stock
This prospectus relates to 250,000 shares of common stock that we are offering through our Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”). The Plan provides existing holders of shares of our common stock with a convenient and economical means of purchasing shares of our common stock. The Plan offers:
•for existing shareholders, automatic reinvestment of all or a portion of your cash dividends of Southern States Bancshares, Inc. common stock in additional shares of our common stock;
•for existing shareholders, purchase of additional shares of our common stock from $100 to $50,000 per quarter; and
•“safekeeping” in book entry form of your shares at no cost.
The terms and provisions of the Plan are set forth in this prospectus. The prices to be paid for shares of common stock purchased through the Plan will be 100% of the market price average, subject to possible fees, determined as provided in the Plan. Shares issued under the Plan will be either newly issued shares or shares purchased for Plan participants in the open market. The Plan does not represent a change in our dividend policy. Our dividend policy will continue to depend on earnings, financial requirements and other factors. Shareholders who do not wish to participate in the Plan will continue to receive cash dividends, if and when declared by our Board of Directors, in the usual manner.
Our common stock is quoted on The Nasdaq Global Select Market, under the symbol “SSBK.” On January 10, 2023, the last quoted sale price of our common stock was $28.23 per share. You are urged to obtain current market quotations of the common stock.

Investing in our securities involves risks. You should carefully consider the Risk Factors referred to on page 16 of this prospectus and in the documents incorporated or deemed incorporated by reference herein before making any decision to invest in our securities.
These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 11, 2023

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GLOSSARY OF TERMS
Unless the context indicates otherwise, references in this filing to “we,” “our,” “us,” “Southern States Bancshares,” “Southern States,” and “the Company,” refer to Southern States Bancshares, Inc., an Alabama corporation, and all consolidated subsidiaries, including Southern States Bank, an Alabama banking corporation, unless the context indicates that we refer only to the parent company, Southern States Bancshares. All references in this filing to the “Bank” or “Southern States Bank” refer to Southern States Bank, our wholly-owned bank subsidiary. Other abbreviations or acronyms used in this filing are defined below.

ABBREVIATION OR ACRONYM	DEFINITION

ABCL	Alabama Business Corporation Law

ASBD	Alabama State Banking Department

Bank Secrecy Act	Bank Secrecy Act of 1970, as amended

CFPB	Consumer Financial Protection Bureau

Dodd-Frank Act	Dodd–Frank Wall Street Reform and Consumer Protection Act

Exchange Act	Securities Exchange Act of 1934, as amended

FDIC	Federal Deposit Insurance Corporation

Federal Reserve	Board of Governors of the Federal Reserve System

GDP	Gross domestic product

IRC	Internal Revenue Code of 1986, as amended

IRS	Internal Revenue Service

LPO(s)	Loan production office(s)

OFAC	Office of Foreign Assets Control of the Department of the U.S. Treasury

Securities Act	Securities Act of 1933, as amended

SEC	Securities and Exchange Commission

U.S.	United States

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which reflect our current expectations and beliefs with respect to, among other things, future events and our financial performance. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. This may be especially true given the current COVID-19 pandemic and uncertainty about its continuation. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the dates made, we cannot give any assurance that such expectations will prove correct and actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.
These statements are often, but not always, made through the use of words or phrases such as “may,” “can,” “should,” “could,” “to be,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “likely,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “target,” “project,” “would” and “outlook,” or the negative version of those words or other similar words or phrases of a future or forward-looking nature. Forward-looking statements appear in a number of places in this prospectus and may include statements about business strategy and prospects for growth, operations, ability to pay dividends, competition, regulation and general economic conditions.
There are or may be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following:
•potential risks and uncertainties relating to the effects of COVID-19, including the duration of the COVID-19 outbreak, actions that have been and will be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, and the potential negative impacts of COVID-19 on the global economy and financial markets, including U.S. GDP decreases and increases in unemployment;
•our ability to execute and prudently manage our growth and execute our strategy, including expansion activities;
•our ability to adequately measure and limit our credit risk;
•business, market and economic conditions generally and in the financial services industry, nationally and within our local markets;
•factors that can impact the performance of our loan portfolio, including real estate values and liquidity in our markets and the financial health of our commercial borrowers;
•the failure of assumptions and estimates, as well as differences in, and changes to, economic, market, and credit conditions, including changes in borrowers’ credit risks and payment behaviors;
•compliance with governmental and regulatory requirements, including the Dodd-Frank Act and others relating to banking, consumer protection, securities and tax matters, and our ability to maintain licenses required in connection with mortgage origination, sale and servicing operations;
•compliance with the Bank Secrecy Act, OFAC rules and anti-money laundering laws and regulations;
•governmental monetary and fiscal policies;
•the effectiveness of our risk management framework, including internal controls;
•the composition of and future changes in our management team and our ability to attract and retain key personnel;
•geographic concentration of our business in certain Alabama and Georgia markets;
•our ability to attract and retain customers;

•the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest-sensitive assets and liabilities, and the risks and uncertainty of the amounts realizable;
•changes in the availability and cost of credit and capital in the financial markets, and the types of instruments that may be included as capital for regulatory purposes;
•changes in the prices, values and sales volumes of residential and commercial real estate;
•the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, trust and other wealth management services and insurance services, including the disruption effects of financial technology and other competitors who are not subject to the same regulations as the Company and the Bank;
•the failure of assumptions and estimates underlying the establishment of allowances for possible loan losses and other asset impairments, losses, valuations of assets and liabilities and other estimates;
•the risks of any mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions;
•changes in technology or products that may be more difficult, costly, or less effective than anticipated;
•systems failures or interruptions involving our risk management framework, our information technology and telecommunications systems or third-party servicers;
•unauthorized data access, cyber-crime and other threats to data security and customer privacy;
•our ability to maintain our historical rate of growth;
•our ability to identify potential candidates for, consummate, and achieve synergies resulting from, potential future acquisitions;
•deterioration of our asset quality or the value of collateral securing loans;
•changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters and appropriate compliance with applicable law and regulation;
•operational risks associated with our business;
•volatility and direction of market interest rates and the shape of the yield curve;
•our ability to maintain important deposit customer relationships, maintain our reputation or otherwise avoid liquidity risks;
•the obligations associated with being a public company;
•the commencement and outcome of litigation and other legal proceedings against us or to which we may become subject;
•natural disasters and adverse weather, acts of terrorism, an outbreak of hostilities (such as the conflict between Russia and Ukraine) or other international or domestic calamities as well as national and international economic conditions and health issues, such as COVID-19, and other matters beyond our control; and
•the “Risk Factors” included in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2021, and in our other public filings and press releases.
The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements and the “Risk Factors” included in this prospectus and the documents incorporated by reference herein. Additional information on these and other risk factors can be found in “Part II - Item 1A. Risk

Factors” of our Quarterly Reports on Form 10-Q and in “Part I - Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
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PROSPECTUS SUMMARY
This summary highlights information contained in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, our financial statements and the other information that is incorporated by reference herein.

Issuer	Southern States Bancshares, Inc.

Securities	250,000 shares of common stock.

The Dividend Reinvestment and Common Stock Purchase Plan
Shareholders who elect to participate in the Plan may reinvest cash dividends paid on some or all of their shares in additional shares of our common stock and also may purchase additional shares by investing amounts between $100 and $50,000 per quarter. Shareholders may also decide not to participate.

Source of shares for the Plan
The Dividend Reinvestment and Common Stock Purchase Plan Administrator, Computershare Trust Company, N.A., (“Computershare” or “Plan Administrator”), will either purchase (i) shares available on the open market, or (ii) acquire newly issued shares from us.

Purchase price
The purchase price for newly issued shares will be the average of the closing bid and asked prices reported for our common stock as of the cash dividend payment date. The purchase price for shares acquired in the open market will be the weighted average market price for each specific batch of the participants’ reinvested dividends or optional cash payments.

Nasdaq Global Select market listing	Our common stock is listed on the The Nasdaq Global Select Market under the symbol “SSBK.”

You will not receive certificates
Common stock purchased under the Plan will be held by our transfer agent, Computershare. This means that you will not receive a certificate for securities purchased through the Plan, and your ownership interests will be recorded through the book-entry system.

Use of Proceeds
The purpose of the offering is to allow our current and future stockholders an efficient means of acquiring our stock. Proceeds from shares purchased directly from us will be used general corporate purposes.

Risk factors	Before purchasing the securities being offered, you should carefully consider the “Risk Factors” on page 16.
You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

QUESTIONS AND ANSWERS ABOUT THE PLAN
On October 19, 2022, our Board of Directors (the “Board”) voted to establish the Southern States Bancshares, Inc. Dividend Reinvestment and Common Stock Purchase Plan under which shares of our common stock, par value $5.00 per share, are available for purchase by our shareholders. Purchases of stock for the Plan will be made on the open market or from authorized and unissued common stock. The Plan will be in effect until amended, altered or terminated. Computershare administers the Plan for participants by maintaining records, sending statements of account to participants and performing other duties relating to the Plan. The following question and answer format constitutes the provisions of the Plan. Those holders of our common stock who do not wish to participate in the Plan will continue to receive cash dividends, if and when they are paid.
1.What is the purpose of the Plan?
The Plan provides our shareholders with a simple and convenient way to increase their holdings of our common stock by reinvesting dividends or making optional cash payments from time to time to purchase additional shares. The Plan also provides us with a cost-efficient way to raise additional capital through the direct sale of our common stock to participants in the Plan. See Questions 4 and 14. Each Participant should recognize that neither us nor Computershare can provide any assurance that shares purchased under the Plan will, at any particular time, be worth as much or more than their purchase price.
2.Who is eligible to participate in the Plan?
All U.S. citizens who are currently shareholders of the Company are eligible to participate in the Plan.
If you are not a U.S. citizen, you can participate in the Plan, provided there are not any laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan. We reserve the right to deny or terminate participation of any shareholder if we deem it advisable under any foreign laws or regulations.
Record holders of our common stock may participate in the Plan with respect to all or any portion of their common shares. If your shares are held in someone else’s name, such as a broker or nominee, you may participate by having the record holder (the “Nominee”) execute an authorization form that accompanies this prospectus. To facilitate participation in the Plan by all beneficial owners of common stock, Computershare may accept dividend reinvestment instructions at any time before the record date established for payment of a particular dividend. See Question 5.
If you are a beneficial owner, that is your shares are held on the books of Computershare in the name of a Nominee, your dividends may be reinvested automatically by the Nominee in additional shares under the Plan only if your Nominee provides such a service and you elect to participate in the Plan. Many Nominees do not provide such a service and routinely request dividends and distributions to be paid in cash on all shares registered in their names. Therefore, if your shares are held for your account by a Nominee and you would like to participate in the Plan, then, in addition to enrolling in the Plan, you must either make appropriate arrangements for your Nominee to participate on your behalf, or you must become a stockholder of record by having a part or all of your shares transferred to your own name. If your shares are held in the name of a Nominee, you should contact the Nominee for details.
3.How do I enroll in the Plan?
You may enroll in the Plan by completing and signing an enrollment form and returning it to Computershare. The enrollment form accompanies this prospectus. Additional forms may also be obtained by contacting Computershare which administers the Plan. As indicated on the enrollment form, you are permitted to reinvest dividends on all, or any specified number if less than all, of the shares of common stock registered in your name. You may also elect to invest optional cash payments to purchase additional shares of our stock. You may not invest optional cash payments unless you also participate in the dividend reinvestment feature of the Plan. See Question 14.
If your shares of common stock are registered in the name of a bank, broker or other nominee, you must arrange for the registered holder to participate in the Plan or have shares transferred directly into your name to reinvest dividends or make optional cash payments.

4.What are my investment options?
Your investment options are as follows:
Dividend Reinvestment – Full or Partial. You may elect to participate with respect to any or all of your shares of our common stock. If you elect to participate with respect to all shares of your common, then all dividends on shares held in your Plan account will be applied toward the purchase of more shares of our common stock. If you elect to participate with respect to a certain percentage of shares of our common stock, then dividends will be reinvested on the same percentage on all of the shares held in your Plan account. See Question 2.
Optional Cash Payments. You may also make optional cash payments from time to time (between $100 to $50,000 per quarter) to purchase additional shares of our common stock.
All Dividends Paid in Cash (No Dividend Reinvestment). You may elect to receive all of your dividends in cash by designating your election on your enrollment form or simply by failing to complete and return the form. Dividends paid on all shares registered in your name in certificate form and/or credited to your account will be paid in cash.
5.When can I enroll in the Plan?
You may enroll in the Plan at any time. If your enrollment form is received by the Plan Administrator before the record date established for payment of a particular dividend, reinvestment will commence with that dividend payment. If the authorization form is received after the record date for a dividend payment, the reinvestment of dividends through the Plan will begin with the next succeeding dividend payment. Enrollment forms received on a Saturday, Sunday or holiday on which the main office of the Plan Administrator is closed will be considered received on the next succeeding business day.
6.After I have enrolled in the Plan, may I change the number of participating shares?
Yes. If you decide to change the percentage of shares for which you desire to have the dividends reinvested, you must sign and return a new authorization form to the Plan Administrator.
7.Who is the Plan Administrator?
Our transfer agent and securities registrar, Computershare Trust Company, N.A. administers the Plan as agent for participants.
Computershare as Plan Administrator will send statements of account to participants and performs other duties relating to the Plan. See Question 25. You may contact the Plan Administrator using the following options:
•Telephone inquiries: 1-800-368-5948
•Online inquiries: via the secure, online contact form available through Computershare Investor Center at www.computershare.com/investor under Contact Us (please include your account number)
•Written correspondence (please include your account number):
Computershare Investor Services
Dividend Reinvestment Department
P.O. Box 43006
Providence, RI 02940-3006
8.What is the source of the common stock offered under the Plan?
Shares of our common stock that may be purchased under the Plan may be either original issue shares furnished by us to the Plan Administrator from authorized, but unissued shares of common stock, or open market shares purchased on behalf of the Plan by the Plan Administrator or, if the Plan Administrator has appointed an agent, the agent on any securities exchange on which our common stock is traded or otherwise in the over-the-counter market. We currently intend to direct the Plan Administrator at any time, and from time to time, to purchase original issue shares from us.

9.Are there any fees or expenses associated with participating in the Plan?
We will pay all costs of administering the Plan. We will also pay your per share fees (currently $0.05 per share) incurred in any purchases for Plan accounts. Per share fees include any brokerage commissions the Plan Administrator is required to pay. As currently administered, no other fees or service charges are imposed upon participants in connection with purchases under the Plan. See Question 21 for a discussion of expenses associated with ending your participation in the Plan and liquidating fractional shares.
10.When will shares of common stock be purchased under the Plan?
Dividend Reinvestment. Depending on availability of shares of our common stock, open market purchases will be made on the dividend payment date or as soon as practicable thereafter (the “Investment Date”) by the Plan Administrator or, if an agent has been appointed by the Plan Administrator, the agent. Purchases of newly issued shares will be made on the dividend payment date. We currently intend to direct the Plan Administrator or the agent to purchase newly issued shares directly from us. With respect to open market purchases, the Plan Administrator or the agent will make every reasonable effort to reinvest all dividends promptly after receipt and in no event later than 30 days after receipt, except where such investments are restricted by any applicable state or federal securities laws. See Question 18.
Optional Cash Payments. Optional cash payments will be invested in shares of our common stock on the 15th of February, May, August and November or the next trading day if the 15th is not a trading day. With respect to open market purchases, the Plan Administrator or the agent will make every reasonable effort to reinvest all optional cash payments promptly after receipt and in no event later than 35 days after receipt, except where such investments are restricted by any applicable state or federal securities laws. See Question 18.
Interest will not be paid on funds held in your Plan account pending investment.
11.How is my purchase price determined?
All cash dividends and optional cash payments may be commingled and applied to the purchase of shares of our common stock. The purchase price for original issue shares will be equal to 100% of the fair market value of shares of our common stock on the dividend payment date on which the shares are purchased. For purposes of the Plan, “fair market value” means the average of the closing bid and ask prices of our common stock as reported by The Nasdaq Global Select Market on the dividend payment date, or the most recent preceding day on which bid and ask prices were reported. If our common stock is not quoted on The Nasdaq Global Select Market, or listed on an national securities exchange, the fair market value of the shares will be determined in good faith by our Board, taking into consideration our financial condition and recent operating results, values of publicly traded securities of other financial institutions and other factors our Board deems relevant.
For shares purchased on the open market, the Plan Administrator may combine your funds with funds of other Plan participants and generally will batch purchase types (cash dividend, and optional cash payments) for separate execution by its broker. At the Plan Administrator’s discretion, these batches may be combined and executed by its broker. The Plan Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in shares of our common stock, the Plan Administrator’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of our common stock purchased for each Plan participant’s account, whether purchased with reinvested cash dividends or with optional cash payments, shall be the weighted average price of the specific batch for shares of our common stock purchased by the Plan Administrator’s broker on that investment date. Neither we nor any participant will have any authority or power to direct the date, time, or price at which shares of our common stock may be purchased or the selection of a broker or dealer through or from whom purchases are to be made.
12.How many shares of common stock will be purchased for my account?
The number of shares to be purchased for your account depends on the amount of your reinvested dividends and optional cash payments, if any, and the applicable purchase price of the shares purchased pursuant to the Plan with respect to a single dividend payment. Your account will be credited with that number of shares, including fractional shares computed to six decimal places, equal to the total amount to be invested, divided by the purchase price per share. See Questions 13 and 21.

13.Will I receive stock certificates for shares purchased under the Plan?
Certificates for shares of our common stock purchased under the Plan will not be issued as a matter of course. The Plan Administrator will hold all shares purchased in the name of one of its nominees. The number of shares purchased for your account will be shown on your quarterly statement of account. This feature protects against loss, theft or destruction of stock certificates. However, certificates for any number of whole shares credited to your account will be issued upon your request to the Plan Administrator ($25.00 per online transaction, $40.00 per telephone transaction). Stock certificates will not be issued for fractional shares. Receiving stock certificates for shares held in your account will not affect the reinvestment of dividends on the shares evidenced by those certificates unless you elect to terminate or withdraw your participation in the Plan with respect to those shares. Dividends on all shares for which you have elected to participate in the Plan will continue to be reinvested, regardless of whether the shares are held in your Plan account or by you in the form of a stock certificate.
14.May I make optional cash payments and, if so, when and how?
Participants may purchase additional shares of Common Stock by forwarding a check to the Plan Administrator with the optional cash purchase form attached to each statement of your Plan account. Checks should be made payable to “Computershare-Southern States Banchsares, Inc.”, include your account number and be made payable in U.S. dollars. If you are not in the U.S., contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, the Plan Administrator is unable to accept checks clearing through non-U.S. banks. All checks should be sent to the Plan Administrator, at the address provided in Question 7. The Plan Administrator will not accept cash, money orders, traveler's checks or third-party checks.
You may also make voluntary cash purchases through Computershare Investor Center accessible at www.computershare.com/investor by authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. The online confirmation will contain the account debit date and investment date.
Additionally, you may make recurring automatic investments of a specified amount (up to $50,000 per quarter) through an Automated Clearing House (ACH) withdrawal from a predesignated account at a U.S. bank or financial institution. To initiate automatic deductions, you may enroll through Computershare Investor Center accessible at www.computershare.com/investor or complete and sign a Direct Debit Authorization Form and return it to the Plan Administrator together with a voided blank check or savings account deposit slip for the account from which funds are to be drawn. A Direct Debit Authorization Form may also be obtained by calling the Plan Administrator. Forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for your first investment to be initiated. Once recurring automatic deductions are initiated, funds will be drawn from your account on the 10th of February, May, August and November, or the next business day if the 10th is not a business day. Automatic deductions will continue at the level you set until you change your instructions by notifying the Plan Administrator.
The Plan administrator will wait up to three business days after receipt of the check or electronic funds transfer to ensure it receives good funds and will then seek to purchase shares from optional cash payments promptly on the investment date.
In the event that any Participant’s check for a cash purchase is returned unpaid for any reason, or an electronic funds transfer is not effected, the Plan Administrator will consider the request for investment of such funds null and void. If any shares were purchased for the Participant’s Plan account upon the prior credit of such funds, the Plan Administrator shall immediately remove those shares from such Participant’s Plan account. The Plan Administrator shall thereupon be entitled to sell the shares to satisfy any uncollected amount plus any applicable fees (currently $35). If the net proceeds from the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell such additional shares from the Participant’s Plan account as may be necessary to satisfy the uncollected balance.
See also Question 18.

15.Are there any expenses to Participants in connection with voluntary cash purchases under the Plan?
All costs for the purchase of shares and administration of the Plan will be paid by us with the exception of:
•Any costs resulting from you having insufficient funds to effect payment for initial and/or optional investments, as described in Question 14;
•Those costs associated with your direction to the Plan Administrator to sell all or a portion of your shares as described in Question 24; and
•Those costs related to a sale of a fractional share, as described in Question 23.
16.Will interest be paid on funds tendered for optional cash purchases that are received prior to an Investment Date?
No, under no circumstances will interest be paid on funds for optional cash purchases tendered at any time prior to the investment date. You are encouraged to time the transmittal of funds for optional cash purchases so that they are received by the Plan Administrator as close as possible to, but no later than three business days before, an Investment Date. If you have any questions regarding the investment date, you should contact the Plan Administrator at the address or phone number set forth in Questions 7 and 18.
17.Am I obligated to make cash purchases if I enroll in the Plan?
No. Cash purchases are entirely voluntary. You may supplement the reinvestment of your dividends with optional cash purchases as often as you like within the Plan parameters, or not at all.
18.Are there any limits on my making optional cash payments?
The option to make cash payments is available to you at any time not less than 3 business days or more than 35 calendar days prior to any investment payment date, provided the Plan Administrator receives your payment during such period. The Plan Administrator will promptly return to you any payments that are received less than 3 business days or more than 35 calendar days prior to the dividend payment date. The same amount of money need not be invested each quarter, and there is no obligation to make an optional cash payment in any quarter. An optional cash payment may not be in an amount less than $100, and all optional cash payments by you or on your behalf in any calendar quarter may not exceed $50,000 in the aggregate.
19.What reports will I receive?
You will receive a statement of account following each transaction that affects your Plan account. The statement will include information describing each transaction. Specifically, it will include information as to dividends credited to you, optional cash payments received from you, amounts invested for you, costs of purchases, number of shares purchased (including fractional shares), total number of shares held for you and other information for the year to date. These statements will also provide a record of specific cost basis information in accordance with applicable law. You will receive also an annual statement, which will provide records that can be used for your reporting purposes.
20.Will I be credited with dividends on shares held in my account under the Plan?
The Plan Administrator will receive dividends for Plan shares held by you or by the Plan on your behalf on the dividend record date and will credit those dividends to your account on the basis of whole shares and fractional shares credited to your account. These dividends will be automatically reinvested in additional shares of our common stock.
21.How may I discontinue my participation in the Plan?
You may discontinue the reinvestment of dividends under the Plan by notifying the Plan Administrator through the Internet, by telephone or in writing as described in Question 7. Whole shares of our common stock so withdrawn will be credited to your account in book-entry from issued or in certificate form at your option, unless you have requested sale of the shares by the Plan Administrator as described in Question 24.

You should note that for any requests to withdraw shares received near a record date for an account whose dividends are to be reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is complete.
22.How may I withdraw shares purchased under the Plan?
You may withdraw some or all of your shares from your Plan account by notifying the Plan Administrator through the Internet, by telephone or writing to that effect and specifying in the notice the number of Plan shares to be withdrawn. At your option, certificates for whole shares of common stock so withdrawn will be registered in your name and will be issued to you ($25.00 per online transaction, $40.00 per telephone transaction). You can also continue to keep your whole shares credited to your account in book-entry form. In each instance, no certificates for fractional shares will be issued and fractional shares will be sold by the Plan Administrator and net proceeds relayed to you less any applicable fees. See Question 23..
23.What happens to any fractional interest when you terminate participation in the Plan?
Any fractional interest withdrawn will be sold by the Plan Administrator at the then current market value of the common stock and a check will be issued for the proceeds, less applicable fees. Current fees, which are subject to change, are a service charge of $25 and processing fees of $0.12 per share sold. At our discretion, we may close any Plan account that contains less than one share of common stock, liquidate the fractional interest and issue a check for the proceeds, less applicable fees. See Questions 20 and 21.
24.How do I sell shares held in my Plan account?
If you wish to sell all or a portion of the book-entry shares in your Plan account, you have two options: (i) you can sell the shares directly through the Plan; or (ii) you can request the withdrawal of those shares and arrange to sell the shares through your broker. If you choose to sell your shares through a broker-dealer of your choice, you will have to request that the Plan Administrator either (a) electronically transfer your shares to your broker, or (b) issue the shares in certificate form for delivery to your broker before settlement of the sale. Please note that only whole shares can be transferred or issued in certificate form. To sell shares held in certificate form through Computershare, you must first deposit the certificates with Computershare, and then request a sale.
When selling shares directly through the Plan, you have four choices when requesting a sale:
Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are available online through Computershare Investor Center accessible at www.computershare.com/investor. Market order sales are also available by calling the Plan Administrator at 1-800-368-5948 and placing the sale order through the telephone IVR (interactive voice response) or speaking to a service representative. Market order sale requests received through Computershare Investor Center or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call Computershare directly at 1-800-368-5948. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by the Plan Administrator’s broker less applicable fees. Current fees, which are subject to change, are a service fee of $25 and processing fees of $0.12 per share sold.
Batch Order: A batch order is an accumulation of multiple sale requests for a security submitted together as a collective request. You can sell shares by batch order through the Plan by completing and returning the form located on the back of your Dividend Reinvestment Plan statement. All sales requests received in writing will be submitted as batch order sales. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. For a batch order sale, the price to each selling Plan participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for the aggregate order placed by the Plan Administrator and executed by the broker, less applicable fees. Current fees which are subject to change are a service charge of $25 and processing fees of $0.12 per share sold.
Day Limit Order: A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online through Computershare Investor Center at www.computershare.com/investor or by calling the Plan Administrator directly at 1-800-368-5948. Current fees which are subject to change are a service fee of $25 and a processing fees of $0.12 per share sold.
Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell securities when and if the securities reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of securities being sold and current trading volume in the securities, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online through Computershare Investor Center at www.computershare.com/investor or by calling the Plan Administrator directly at 1-800-368-5948. Current fees which are subject to change are a service fee of $25 and a processing fee of $0.12 per share sold.
All per share processing fees include any brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share processing fee. Proceeds from each sale of shares through the Plan will be remitted to you less applicable fees and any applicable taxes. Proceeds are normally distributed one business day after a Participant’s sale transaction has settled. You should note that the Plan Administrator cannot stop or cancel any outstanding sale or request for the issuance of shares. All requests are final. The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, the Plan Administrator may, for various reasons, require a transaction request to be submitted in writing.
An additional fee of $15.00 will be charged if the assistance of a Customer Service Representative is required when selling shares.
No one will have any authority or power to direct the time or price at which shares for the Plan are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made. You should be aware that the price of shares may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions for a market order or a batch sale are binding and may not be rescinded.
Included with the proceeds, you will receive an advice from the Plan Administrator showing the date of sale, number of shares sold and sale price. As with other Plan records received, you should retain these sale documents for your tax records. Additional information regarding the sale of shares through the Plan may be obtained from the Plan Administrator.
Participants who are directors, officers or their immediate family members may also be subject to certain restrictions on the timing of sales of common stock under our insider trading rules. In addition, all sales of shares must be made in compliance with applicable state and federal securities laws. The foregoing summary does not purport to describe those laws, and you should consult with your own legal advisers regarding the applicability of such laws to any sale of your shares. See Question 25.
If you elect to sell shares online at www.computershare.com/investor through Investor Centre, you may utilize the Plan Administrator’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the timely and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

25.Are there any special restrictions on the sale or transfer of shares of common stock purchased under the Plan?
Participants who are directors or officers of the Company or their immediate family members may be subject to the Company’s insider trading rules, which, among other things, may impose certain restrictions on the timing of sales of common stock. Participants who are directors or officers or members of their immediate families are strongly urged to review the applicable provisions of the Company’s insider trading policies and procedures for complete details.
Participants who are considered “affiliates” of the Company, which may include the Company’s directors and executive officers, may only sell their shares of common stock acquired under the Plan in compliance with the resale provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Furthermore, participants may not purchase shares through optional cash purchases or sell any shares of common stock if they are aware of material nonpublic information concerning the Company or its securities.
Directors, executive officers and holders of more than 10% of the Company’s common stock may be subject to “short-swing” profit liability under the Exchange Act.
Finally, you should not use the Plan to engage in short-term trading activities that could change the normal trading volume of our common stock. If you do engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of shares of our common stock in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the Plan or which may adversely affect the price of our common stock.
26.What happens to the shares held in my Plan account if all of the shares registered in my name are transferred or sold?
If you dispose of all shares of our common stock owned by you, then your participation in the Plan will be deemed discontinued and at your option, you may continue to keep your whole shares credited to your Plan account in book-entry form or request certificates for all whole shares credited to your Plan account. In both instances, proceeds from the liquidation of any fractional shares, will be mailed to you, less any applicable fees. See Questions 21 and 22.
27.What happens if the Company issues a stock dividend, declares a stock split or has a rights offering with respect to common stock?
Any shares resulting from a stock dividend or stock split with respect to common stock (whole shares and any fractional interest) in your Plan account will be credited to your account. The basis for any rights offering will include the shares of common stock and any fractional interest credited to your Plan account. The number and class of shares subject to the Plan will be adjusted to reflect such events as stock dividends, stock splits, recapitalizations and like changes.
28.How do I vote my Plan shares at a meeting of shareholders?
Participants will receive proxy materials for each shareholder meeting, including a proxy statement and a form of proxy covering all shares allocated to the participant’s Plan account. All Plan shares may be voted in person at any meeting of shareholders. In the absence of any direction by a Plan participant as to how his or her Plan shares are to be voted, such shares will not be voted.
29.May the Plan be changed or discontinued?
Yes. We may suspend, modify or terminate the Plan at any time. You will be notified of any such suspension, modification or termination. Upon termination of the Plan, the Plan Administrator will mail to you any optional cash payments received but not invested. Your whole shares will continue to be credited to your Plan account in book-entry form and a check for the proceeds, less any applicable fees, from the liquidation of any fractional shares will be mailed to you. The liquidation value of any fractional shares will be at the then current market value, as determined under the Plan. See Question 11 for the meaning of “fair market value.”

30.Who interprets the Plan?
We will determine any question of interpretation arising under the Plan and our determination will be final. Our Board may make any other determinations necessary or advisable for the administration of the Plan.
In addition, we reserve the right to prevent you from participating in the Plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the Plan.
31.What if I have more than one account?
For the purpose of the limitations on optional cash purchases, we may aggregate all optional cash purchases for participants with more than one account using the same Social Security or Taxpayer Identification Number. Participants unable to supply a Social Security or Taxpayer Identification Number may be limited to only one account. Also, for the purpose of such limitations, all accounts which we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that optional cash purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.
32.What are the responsibilities of the Plan Administrator and the Company under the Plan?
The Plan Administrator receives the participants’ dividend payments and optional cash payments, invests such amounts in shares of our common stock, maintains continuing records of each participant’s account and advises participants as to all transactions in and the status of their Plan accounts. The Plan Administrator acts in the capacity of agent for the participants. The Plan Administrator may also appoint a third party, such as another banking institution, to make purchases on behalf of the participants. All notices from the Plan Administrator to a participant will be addressed to the participant’s last address of record with the Plan Administrator. The mailing of a notice to a participant’s last address of record satisfies the Plan Administrator’s duty of giving notice to a participant. You should therefore promptly notify the Plan Administrator of any change of address. Neither the Company nor the Plan Administrator will have any responsibility beyond the exercise of ordinary care for any reasonable and prudent actions taken or omitted pursuant to the Plan, including, without limitation, any claim for liability arising out of failure to terminate a participant’s account upon the participant’s death or adjudicated incompetence prior to receiving written notice of death or adjudicated incompetence. The Company and the Plan Administrator have no duties, responsibilities or liabilities except as expressly set forth in the Plan. The Company and the Plan Administrator provide no advice and make no recommendation about your purchases and sales of our common stock. Your decision to purchase or sell shares of common stock must be made by you, based upon your own research and judgment. You should recognize that neither the Company nor the Plan Administrator can assure you of a profit or protect you against a loss on shares purchased through the Plan.
33.May a Participant pledge shares held in the Participant’s account under the Plan?
No. If you wish to pledge shares in your Plan account, you must first withdraw the shares from the Plan in accordance with the procedures outlined in Question 21.
34.Does participation in the Plan entail any risks?
Yes. Participation in the Plan involves the purchase of shares of common stock. In purchasing stock, Participants take a certain risk with their money. Stock prices may fall or rise depending on financial and other developments at the Company, as well as circumstances in the broad stock market. General economic conditions and political events can also influence stock prices.
The Company cannot provide any assurance that shares purchased under the Plan will, at any particular time, be worth as much or more than their purchase price. In other words, there is a risk that if a Participant sells the shares of common stock, he or she will receive less than what was paid for the shares.
See Question 25.

35.What are the U.S. federal income tax consequences of participating in the Plan?
The following summary describes certain U.S. federal income tax consequences of participation in the Plan with respect to distributions made in respect of shares of our common stock as of the date hereof. However, this summary does not reflect every situation that could result from participation in the Plan, nor does it address the tax implications of your ownership of shares of our common stock unrelated to the Plan. In addition, except where otherwise stated, this summary applies only to U.S. taxpayers and does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are a dealer in securities or currencies, a financial institution, a regulated investment company, a tax-exempt entity, an insurance company, a person holding shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, a person liable for alternative minimum tax, a person required to accelerate the recognition of any item of gross income with respect to shares of our common stock as a result of such income being recognized on an applicable financial statement, a person who is a “foreign government” within the meaning of Section 892 of the IRC, an investor in a pass-through entity or a person whose “functional currency” is not the U.S. dollar. The summary below also does not address the effects of the 3.8% tax on net investment income, alternative minimum tax, gift tax or state, local, or non-U.S. tax laws. Furthermore, the discussion below is based upon the provisions of the IRC, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of participating in the Plan that are different from those discussed below. The summary below is not intended to be, and should not be construed to be, legal or tax advice to any particular participant in the Plan. You should consult your tax advisors concerning the U.S. federal income tax consequences in light of your particular situation as well as consequences arising under the laws of any other taxing jurisdiction.
How are reinvested dividends under the Plan treated for U.S. federal income tax purposes?
Under IRS rulings in connection with similar plans, dividends reinvested will be treated as taxable to you notwithstanding that the dividends are reinvested in our common stock. If you participate in the Plan and your reinvested distributions are used to purchase newly issued shares of our common stock, you will be treated for U.S. federal income tax purposes as having received, on the dividend payment date, a distribution in an amount equal to the sum of (a) the fair market value of the shares of our common stock that you receive pursuant to such reinvestment under the terms of the Plan, (b) your pro rata share of any brokerage commissions paid by us in connection with the purchase of our common stock by the Plan Administrator, and (c) any cash distributions actually received by you with respect to your shares of our common stock, if any. Such distributions will generally be treated as dividends to the extent paid out of our “earnings and profits” (determined under U.S. federal income tax principles). To the extent that a distribution exceeds our “earnings and profits,” it is deemed to be a return of capital and will reduce your basis in shares of our common stock, but not below zero. To the extent a distribution exceeds your basis, it is treated as a capital gain.
What is the tax basis of shares of common stock purchased or sold under the Plan?
For U.S. federal income tax purposes, the tax basis of shares of our common stock purchased is generally the purchase price of the shares plus any brokerage commissions paid in connection with the purchase. The tax basis of shares of our common stock purchased with reinvested dividends generally will be equal to the sum of (a) the fair market value of the shares of our common stock on the dividend payment date and (b) your pro rata share of any brokerage fees paid by us.
The Plan assumes that each participant will use the first-in, first-out (“FIFO”) method when determining the tax basis of any shares sold. However, participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference to the Plan Administrator. In general, participants may designate their preference for “specific identification” cost basis at any time or may designate their preference for the “average basis method.”

What is the holding period of any shares of common stock purchased with reinvested dividends pursuant to the Plan?
The holding period of any shares of our common stock purchased with reinvested dividends pursuant to the Plan, for purposes of determining whether any gain or loss on sale will be a long-term capital gain or loss, begins on the day after the dividend payment date.
How will gains and losses from the sale or withdrawal of shares of common stock under the Plan be realized?
You may realize a gain or loss at the time your shares of our common stock are sold by the Plan Administrator or by you after withdrawal of the shares from the Plan. The amount of such gain or loss will be based on the difference between the amount you receive for the shares of our common stock, reduced by the expenses of sale, including brokerage commissions and service fees charged for the sale of shares, and your tax basis in the shares. You also will recognize a gain or loss when you receive cash payments for fractional shares credited to your account upon your withdrawal from the Plan or the Plan’s termination. The amount of such a gain or loss will be the difference between the amount which you receive for your fractional shares and your tax basis in such shares. You should consult your tax advisor as to the consequences of a sale of shares in view of your particular circumstances.
How will the Plan Administrator report taxable income under the Plan?
The Plan Administrator reports dividend income to participants and the IRS on Form 1099-DIV. The Plan Administrator reports the proceeds from the sale of Plan shares to the selling participants and the IRS on Form 1099-B. For non-resident aliens or foreign corporations, partnerships or other entities, the Plan Administrator will report dividend income to the selling participants and the IRS on Form 1042-S.
Are reinvested dividends under the Plan subject to withholding tax?
Reinvested dividends may be subject to U.S. federal backup withholding tax. In addition, if you are a non-resident alien or a foreign corporation, partnership or other entity, your dividends may be subject to U.S. federal withholding tax. In any case in which U.S. federal taxes are required to be withheld, the amount reinvested on your behalf by the Plan Administrator will be reduced by the amount of such tax withheld. For IRS reporting purposes, the amount of the tax withheld is included in the holder’s dividend income.
The foregoing is only a summary of the U.S. federal income tax consequences of participation in the Plan and does not constitute tax advice. This summary does not reflect every possible outcome that could result from participation in the Plan and, therefore, participants are advised to consult their tax advisors concerning the tax consequences applicable to their particular situation.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers, including the Company, that file electronically with the SEC. You may read any documents we have filed with the SEC on the SEC’s website at www.sec.gov and our website www.southernstatesbank.net. Information on our website does not constitute part of and is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus, and the information we later file with the SEC that is incorporated by reference in this prospectus will automatically update information previously contained in this prospectus and any incorporated document. Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed modified or superseded to the extent that a later statement contained in this prospectus or in an incorporated document modifies or supersedes such earlier statement. We are not, however, incorporating by reference any document or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
This prospectus incorporates by reference the documents listed below that we have filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

Report(s)	Period(s) of Report(s) or Date(s) Filed
•Annual Report on Form 10-K
For the fiscal year ended December 31, 2021 (including information specifically incorporated by reference into such Annual Report on Form 10-K from our Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Stockholders filed on March 30, 2022)

•Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022
•Current Reports on Form 8-K	Filed January 20, 2022, February 8, 2022, February 17, 2022, April 21, 2022, May 23, 2022, July 21, 2022, August 16, 2022, October 20, 2022, October 27, 2022 and December 28, 2022
•The description of our common stock contained in our Registration Statement on Form 8-A.	Filed August 10, 2021
We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC, including those filed after the date of the registration statement of which this prospectus forms a part and until we have sold all of the securities to which this prospectus relates or each offering under this prospectus is otherwise terminated.
These documents are available without charge to you on the Investor Relations section of our website at www.southernstatesbank.net or if you call or write to: Investor Relations, 615 Quintard Avenue, Anniston, Alabama 36201, or (256) 241-1092. Information on our website is not part of, and we are not incorporating the contents of our website into, this prospectus.
We have also filed a registration statement with the SEC relating to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented or incorporated by reference in the registration statement and its exhibits. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC as described above. The registration statement may contain additional information that may be important to you.

SOUTHERN STATES BANCSHARES, INC.
Southern States Bancshares, Inc. is a bank holding company headquartered in Anniston, Alabama. We operate primarily through our wholly-owned subsidiary, Southern States Bank, an Alabama banking corporation formed in 2007. We provide banking services from 15 offices in Alabama and Georgia and two LPOs in Georgia. The Bank is a full service community banking institution, which offers an array of deposit, loan and other banking-related products and services to businesses and individuals in our communities. Our principal business activities include commercial and retail banking.
Our principal executive office is located at 615 Quintard Avenue, Anniston, Alabama 36201, and our telephone number is (256) 241-1092. We maintain an Internet website at www.southernstatesbank.net. The information contained on our website shall not be considered part of this prospectus, and the reference to our website does not constitute incorporation by reference of the information contained on the website.

RISK FACTORS
Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider those risk factors described under, but not limited to, the heading “Risk Factors” in our most recent Annual Report on Form 10-K, in any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference herein, together with all of the other information included in this prospectus, and the documents we incorporate by reference herein or therein, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Other risks not presently known to us or that we currently believe are immaterial may materially affect our business if they occur. Moreover, new risks emerge from time to time. Further, our business may also be affected by additional factors that apply to all companies operating in the U.S., which have not been included. Please read “Cautionary Note Regarding Forward-Looking Statements.”
You will not know the price of our common stock at the time you make an investment decision.
Although we describe generally in this prospectus how the price of any common stock you purchase will be determined, you will not know the price of the common stock you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.
The price of our common stock may fluctuate between the time you make an investment decision and the time our shares of common stock are purchased or sold by you.
The price of our common stock may fluctuate between the time you decide to purchase shares of our common stock under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.
If you instruct the Plan Administrator to sell shares of our common stock under the Plan, you may not be able to direct the time or price at which your shares are sold. The price of our common stock may decline between the time you decide to sell shares of common stock and the time of actual sale.
The Dividend Reinvestment and Common Stock Purchase Plan may be terminated by the Company at any time.
The Plan has been adopted by our Board and may be terminated at any time by the Board.
The Plan is not a bank account and is not insured by the FDIC.
The funds invested in the Plan, and the stock to be issued, are not deposits and are not insured by the FDIC. Participants who contribute funds for purchase of shares have no right to draw checks or drafts against funds held for purchase of shares.

REGULATORY CONSIDERATIONS
The U.S. banking industry is highly regulated under federal and state law. Consequently, our growth and earnings performance will be affected not only by management decisions and general and local economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. These authorities include the Federal Reserve, FDIC, ASBD, CFPB, IRS, and state taxing authorities. The effect of these statutes, regulations, and policies and any changes to such statutes, regulations, and policies can be significant and cannot be predicted.
The primary goals of the bank regulatory plan are to maintain a safe and sound banking system, facilitate the conduct of sound monetary policy, and promote fairness and transparency for financial products and services. The system of supervision and regulation applicable to us and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s Deposit Insurance Fund, the Bank’s depositors, and the public, rather than our stockholders or creditors. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to the “Item 1 and Item 2. Business and Properties—Supervision and Regulation” section in our Annual Report on Form 10-K for the year ended December 31, 2021, and to the subsequent reports we have filed with the SEC, which are incorporated by reference in this prospectus.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of newly issued securities under the Plan for general corporate purposes. We will not receive any proceeds for shares of common stock that the Plan Administrator purchases on the open market for use in the Plan. General corporate purposes may include, among other purposes, contribution to the capital of the Bank to support its lending and investing activities; the repayment of our debt; to support or fund acquisitions of other institutions or branches, if opportunities for such transactions become available; and investments in activities that are permitted for bank holding companies. We may temporarily invest funds that we do not immediately need for these purposes in investment securities or use them to make payments on our borrowings.

DESCRIPTION OF OUR CAPITAL STOCK
The following is a summary of our common stock and certain terms of our certificate of incorporation and bylaws, each as restated or amended and restated. This discussion summarizes some of the important rights of our stockholders but does not purport to be a complete description of these rights and may not contain all of the information regarding our common stock that is important to you. The descriptions herein are qualified in their entirety by reference to our certificate of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the registration statement to which this prospectus forms a part, and applicable law.
General
We are incorporated in the state of Alabama. Accordingly, the rights of our stockholders are generally covered by Alabama law, including the ABCL, and our certificate of incorporation and bylaws, as the same may be amended from time to time. Our certificate of incorporation authorizes us to issue a total of 30,000,000 shares of voting common stock, $5.00 par value per share, 5,000,000 shares of non-voting common stock, $5.00 par value per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
Voting Rights. Except for holders of our non-voting common stock, each holder of voting common stock is entitled to one vote per share on any issue requiring a vote of stockholders at any meeting. At each annual meeting, the holders of our common stock will elect nominees to the Board by a plurality vote. There is no cumulative voting in the election of directors. If a quorum is present, the transaction of any business at a stockholders’ meeting, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action.
Dividend Rights. Our stockholders are entitled to receive dividends on common stock only if, when and as declared by our Board from funds legally available therefor under Alabama corporate law and as limited by our banking regulators. Our voting common stock ranks pari passu with our non-voting common stock with respect to the payment of dividends and distributions. The principal source of the payment of dividends by Southern States is the payment of dividends to it by Southern States Bank. Please see “Item 1 and Item 2. Business and Properties—Supervision and Regulation” and “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities—Dividends and Dividend Policy” in our Annual Report on Form 10-K for the year ended December 31, 2021, and to the subsequent reports we have filed with the SEC, which are incorporated by reference in this prospectus, for a description of certain limitations and restrictions on the payment of dividends applicable to us and Southern States Bank.
Liquidation and Dissolution Rights. In the event of any liquidation or dissolution of Southern States, the holders of the common stock are entitled to receive, in cash or in kind, the assets of Southern States available for distribution that are remaining after payment or provision for payment of Southern States’ debts and liabilities and the preference of any outstanding preferred stock. Our voting common stock ranks pari passu with our non-voting common stock with respect to rights upon liquidation and dissolution.
Non-voting Common Stock. The non-voting common stock has no voting rights except as otherwise required by law. A holder of non-voting common stock may convert shares of non-voting common stock into shares of voting common stock at any time or from time to time, provided the holder and its affiliates do not own or control more than 9.9% of the Company’s voting securities of any class or series. Upon the sale or transfer of the non-voting stock to any person unaffiliated with the holder who holds or controls less than 9.9% of Southern States’ voting securities of any class or series, such transferred shares automatically will become an identical number of shares of voting common stock, as provided in Southern States certificate of incorporation.
Other Matters. There is no redemption right, sinking fund provision, or right of conversion, except for our non-voting common stock, with respect to Southern States’ common stock. Holders of the shares of common stock do not have preemptive rights to subscribe for additional shares when additional shares are offered for sale by Southern States.
Preferred Stock
Our certificate of incorporation authorizes us to issue up to 2,000,000 shares of preferred stock, $0.01 par value per share, in one or more classes or series as determined by our Board from time to time as necessary without further action by the holders of our common stock. Our Board has the power to issue preferred stock and establish for each series of preferred stock the number of shares, voting rights, dividend rights, preferences as to dividends and liquidation, and other relative, participating or other rights, if any, and qualifications, limitations or restrictions, including redemption features and rights on liquidation or dissolution of Southern States. See “—Anti-takeover Effect of Governing Documents and Applicable Law” below.
Anti-Takeover Effect of Governing Documents and Applicable Law
Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our stockholders to be in their best interests. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our Board. These provisions may also serve to discourage hostile takeover practices and inadequate takeover bids. We believe that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.
Authorized but Unissued Capital Stock.  The authorized common stock of Southern States consists of 30,000,000 shares and 2,000,000 shares of preferred stock. Subject to the limitations of any exchange on which our capital stock is listed, the Board may authorize the issuance of one or more series of preferred stock without stockholder approval and may issue additional shares of common stock without stockholder approval, in each case from our authorized but unissued capital. These shares could be used by our Board to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise. In addition, the authorized but unissued shares of common stock may be issued for any proper purpose approved by the Board, except where such issuances are limited by the ABCL and rules of the NASDAQ. Although Southern States’ Board may issue additional shares of common stock or non-voting common stock, the Company intends to issue only voting common stock in the future.
Stockholder Proposals. Our bylaws include specific procedures for stockholder proposals, including proposed nominations for directors, to be brought at stockholder meetings, including that the stockholder must be a stockholder of record at the time of giving of notice of such meeting by the Board and a stockholder of record for the record date of the annual meeting, and comply with the procedures set forth in our bylaws as to such nomination or other business. Notice of a stockholder proposal notice must generally be delivered to the secretary of Southern States no less than 60 days nor more than 90 days prior to the stockholder meeting. The notice of the stockholder proposal must include certain information listed in our bylaws, including, but not limited to, the name and address of each stockholder making the proposal, the name and address of any nominee for director, the class and number of shares of our capital stock, any proxy used in connection with the proposal, a description of the business desired to be brought before the meeting, and a description of all agreements, arrangements and understandings between the stockholder proposing the business to be brought before the meeting and any other affiliates and associates with whom the requesting stockholder is acting in concert in connection with the proposal.
Special Meeting and Action by Written Consent in Lieu of Meeting. Our certificate of incorporation allows for any action required by the ABCL to be taken at any annual or special meeting of the stockholders. However, stockholders may not act by written consent nor may stockholders call special meetings of stockholders. Southern States’ bylaws provide that only the Board may call a special meeting of stockholders at any time.
Amendments. Upon a proposal by Southern States’ Board, Southern States’ certificate of incorporation may be amended with the approval of the stockholders at a meeting at which a quorum consisting of a majority of the votes entitled to be cast on the amendment exists. Southern States’ bylaws provide that only the Board may call a special meeting of stockholders at any time. The bylaws may not be amended or repealed by stockholders without the affirmative vote of at least 75% of the stockholders at any annual meeting.
Board Composition and Director Changes. The bylaws of Southern States provides that the Board may be comprised of not less than five nor more than 15 persons. The bylaws provide that the Board may increase or decrease the number of directors within such limits. The bylaws provide that any vacancy in the Board may be filled by the Board. Despite the expiration of a director’s term, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors and his or her position is eliminated, provided any such decrease does not shorten a director’s term. Stockholders of Southern States may remove one or more directors only for cause.

Exclusive Forum
The Southern States bylaws provide that unless Southern States otherwise consents in writing to the selection of an alternative forum, the Calhoun County Circuit Court of the State of Alabama, or the circuit court of the county in which Southern States is otherwise headquartered will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Southern States, any action asserting a claim of breach of a fiduciary duty owed to Southern States, or its stockholders, by any of its directors, officers or other employees, any action asserting a claim arising pursuant to any provision of the ABCL, or any action asserting a claim governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Indemnification of Directors and Officers
Subject to applicable law, a director shall not be held personally liable to Southern States or its stockholders for monetary damages for any action taken, or any failure to take any action as a director, except that a director’s liability shall not be eliminated for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on Southern States or the stockholders; (iii) a violation of section 10A-2A-8.32 of the ABCL; or (iv) an intentional violation of criminal law. It is the intention that the directors of Southern States be protected from personal liability to the fullest extent permitted by the ABCL as it now or hereafter exists. If at any time in the future the ABCL is modified to permit further or additional limitations on the extent to which directors may be held personally liable to Southern States, the protection afforded by Southern States’ certificate of incorporation shall be expanded to afford the maximum protection permitted under such law.
Subject to the above limitations and in accordance with the ABCL, Southern States will indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or of any claim, issue or matter in the proceeding to which he or she was a party because he or she is or was a director or officer of Southern States against reasonable expenses incurred in connection with the proceeding, notwithstanding that he or she was not successful on any other claim, issue or matter in any such proceeding.
Furthermore, the ABCL provides that Southern States may indemnify an individual made a party to a proceeding because he or she is or was a director or officer of Southern States against liability incurred in a proceeding if: (1) he or she conducted himself or herself in good faith; and (2) he or she reasonably believed (a) in the case of conduct in his or her official capacity with Southern States, that his or her conduct was in its best interest; and (b) in all other cases, that his or her conduct was at least not opposed to its best interest; and (3) in the case of any criminal proceeding he or she had no reasonable cause to believe his or her conduct was unlawful. Southern States may not indemnify a director or officer in connection with a proceeding by or in the right of Southern States in which the director or officer has not met the relevant standard of conduct; or in connection with any other proceeding charging improper personal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that financial benefit was improperly received by him or her.
Under the ABCL, Southern States may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with a proceeding by an individual who is a party to the proceeding because that individual is a director, if the director delivers to Southern States a signed written undertaking to repay any funds advanced if (i) the director is not entitled to mandatory indemnification, and (ii) it is ultimately determined that the director is not entitled to indemnification.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Southern States and Southern States Bank have procured a directors and officers liability insurance policy providing for insurance against certain liabilities incurred by directors and officers of Southern States and Southern States Bank while serving in their capacities as such, to the extent such liabilities could be indemnified under the above provisions.
Listing and Trading
Our common stock is listed on The Nasdaq Global Select Market under the symbol “SSBK.”
Transfer Agent and Registrar
Computershare is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION
All common stock shareholders may participate in the Plan. Under the Plan, cash dividends on all or less than all of a participant’s shares of common stock may be used to purchase additional shares of common stock. Participants who hold at least one share of the common stock in their own name and participate in reinvesting dividends may also make optional cash payments from $100 to $50,000 per quarter at any time after the first reinvestment of dividends, subject to a waiver of the maximum limit at the discretion of the Company.
Shareholders whose shares are registered in their own name may enroll in the Plan by signing an enrollment form and returning it to us. Beneficial owners whose shares are registered in names other than their own (for example, in the “street name” of a broker or a bank nominee) must contact the nominee to obtain details on how to participate in the Plan. The nominee will be the record holder for the participant under the Plan. Each such beneficial owner must rely on their nominee for administering the beneficial owner’s dividends and must correspond exclusively with the nominee on all matters regarding the Plan, including account statements, share withdrawal and termination of participation in the Plan. The nominee may charge a commission or other fee for your participation in the Plan, which will be your responsibility. We will have no record of participation in the Plan by beneficial owners with respect to shares registered in a name other than their own.
All reinvested dividends and optional cash payments under the Plan will be used to either (i) purchase our common stock in the open market, or (ii) acquire authorized and previously unissued common stock from us, or (iii) any combination of the foregoing at the sole discretion of us and our Transfer Agent, Computershare. The purchase price per share of common stock purchased in the open market will be the average price of all shares purchased on any given day by Computershare for all participants in the Plan with their aggregate funds used for such purchase (including any applicable broker commissions or service charges). The purchase price per share of common stock acquired from us under the Plan will be the average of the bid and asked prices per share of our common stock as reported on Nasdaq on the dividend payment date.
Dividend reinvestment amounts and any optional cash payment amounts will be invested following their respective investment date. Should we elect to purchase both open market and newly issued shares for any investment period, the price per share of the shares allocated under the Plan for that investment period will be apportioned in accordance with the number of shares purchased in the open market or as newly issued shares. The number of shares of our common stock purchased for each participant will depend upon the amount of the participant’s dividend and the amount of optional cash payments, if any, and the purchase price per share.
The record holder’s account, maintained by Computershare in book entry, will be credited with the number of shares, including fractional shares computed to six decimal places. Shares purchased under the Plan will be credited to the Plan account but will not be registered in the participant’s name nor will certificates be issued to the participant unless requested or upon termination or withdrawal from the Plan. Dividends on a fractional interest in a share will be credited to the participant’s account.
No participant will be charged a management fee by us or Computershare for participation in the Plan. You will have the same tax obligations with respect to reinvested dividends as you would with cash dividends not reinvested under the Plan.
Shares credited to the account of a participant under the Plan may not be sold, pledged or assigned without first requesting that a certificate for such shares be issued by Computershare. Certificates must be requested from Computershare. Only whole shares represented by that certificate may be withdrawn from the participant’s account. Certificates for fractions of a share will not be issued. Any fractional interest in a share will be converted to cash at the then current market value, less any applicable fees. Any remaining whole shares and any fraction of a share will continue to be credited to the participant’s account.
A decision to participate in the Plan must be made pursuant to each investor’s evaluation of its, his or her best interests. Neither our Board nor any independent financial advisor makes any recommendation to prospective investors regarding whether they should participate in our common stock. We anticipate that this Registration Statement shall remain effective until the date on which all of the common stock registered hereby has been sold.

LEGAL MATTERS
The validity of the securities offered by this prospectus has been passed upon for us by Jones Walker LLP, Birmingham, Alabama.
EXPERTS
Our consolidated financial statements as of December 31, 2021 and 2020 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of Mauldin & Jenkins, LLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Southern States Bancshares, Inc.
Dividend Reinvestment and
Common Stock Purchase Plan
250,000 Shares of Common Stock

PROSPECTUS

January 11, 2023

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities covered by the registration statement of which this prospectus is a part. With the exception of the registration fee under the Securities Act, the amounts set forth below are estimates. The Company will bear all of these expenses.

Registration fee under the Securities Act	$775
Legal fees and expenses	$15,000	*
Accounting fees and expenses	$2,500	*
Printing and other miscellaneous fees and expenses	$20,000	*
Total	$38,275	*
*Estimated solely for the purpose of this Item. Actual expenses may be more or less.
Item 15. Indemnification of Officers and Directors
Alabama Business Corporation Law of 2019
Subject to applicable law, a director shall not be held personally liable to Southern States or its stockholders for monetary damages for any action taken, or any failure to take any action as a director, except that a director’s liability shall not be eliminated for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on Southern States or the stockholders; (iii) a violation of section 10A-2A-8.32 of the ABCL; or (iv) an intentional violation of criminal law. It is the intention that the directors of Southern States be protected from personal liability to the fullest extent permitted by the ABCL as it now or hereafter exists. If at any time in the future the ABCL is modified to permit further or additional limitations on the extent to which directors may be held personally liable to Southern States, the protection afforded by Southern States’ certificate of incorporation shall be expanded to afford the maximum protection permitted under such law.
Subject to the above limitations and in accordance with the ABCL, Southern States will indemnify a director or officer who was successful, on the merits or otherwise, in the defense of any proceeding, or of any claim, issue or matter in the proceeding to which he or she was a party because he or she is or was a director or officer of Southern States against reasonable expenses incurred in connection with the proceeding, notwithstanding that he or she was not successful on any other claim, issue or matter in any such proceeding.
Furthermore, the ABCL provides that Southern States may indemnify an individual made a party to a proceeding because he or she is or was a director or officer of Southern States against liability incurred in a proceeding if: (1) he or she conducted himself or herself in good faith; and (2) he or she reasonably believed (a) in the case of conduct in his or her official capacity with Southern States, that his or her conduct was in its best interest; and (b) in all other cases, that his or her conduct was at least not opposed to its best interest; and (3) in the case of any criminal proceeding he or she had no reasonable cause to believe his or her conduct was unlawful. Southern States may not indemnify a director or officer in connection with a proceeding by or in the right of Southern States in which the director or officer has not met the relevant standard of conduct; or in connection with any other proceeding charging improper personal benefit to him or her, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that financial benefit was improperly received by him or her. Southern States’ bylaws also require indemnification to the fullest extent provided by the ABCL.
Under the ABCL, Southern States may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with a proceeding by an individual who is a party to the proceeding because that individual is a director, if the director delivers to Southern States a signed written undertaking to repay any funds advanced if (i) the director is not entitled to mandatory indemnification, and (ii) it is ultimately determined that the director is not entitled to indemnification.

The foregoing is only a general summary of certain aspects of Alabama law and the Registrant’s governing documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the Registrant’s certificate of incorporation, which is filed as an exhibit to this Registration Statement, and to the relevant provisions of the ABCL.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Finally, the Registrant’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, United States Code, title 12, section 1828(k).
Bylaws
Under its bylaws, Southern States must indemnify any persons who may be indemnified under the ABCL.
Insurance Coverage
Southern States and Southern States Bank have procured a directors and officers liability insurance policy providing for insurance against certain liabilities incurred by directors and officers of Southern States and Southern States Bank while serving in their capacities as such, to the extent such liabilities could be indemnified under the above provisions.
Item 16. Exhibits
The following exhibits are filed with or incorporated by reference into this registration statement:

Number	Description

2.1#
Agreement and Plan of Merger by and between Southern States Bancshares, Inc. and East Alabama Financial Group, Inc., dated as of May 7, 2019 (incorporated by reference to Exhibit 2.1 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

3.1
Certificate of Incorporation of Southern States Bancshares, Inc., as amended (incorporated by reference to Exhibit 3.1 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

3.2
Amended and Restated Bylaws of Southern States Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

4.1
Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

4.2
Indenture, dated February 7, 2022, by and between Southern States Bancshares, Inc. and UMB Bank, N.A., as trustee, (incorporated by reference to Exhibit 4.1 to Southern States Bancshares, Inc.’s Current Report on Form 8-K filed with the SEC on February 8, 2022, file number 001-40727).

4.3
Form of 3.50% Fixed-to-Floating Rate Subordinated Note due February 7, 2032 (included as Exhibit A-1 and Exhibit A-2 to the Indenture filed as Exhibit 4.2 hereto) (incorporated by reference to Exhibit 4.2 to Southern States Bancshares, Inc.’s Current Report on Form 8-K filed with the SEC on February 8, 2022, file number 001-40727).

4.4
Form of Registration Rights Agreement, dated February 7, 2022, by and among Southern States Bancshares, Inc. and Each Purchaser (incorporated by reference to Exhibit 10.2 to Southern States Bancshares, Inc.’s Current Report on Form 8-K filed with the SEC on February 8, 2022, file number 001-40727).

4.5
Registration Rights Agreement, dated as of December  28, 2016, by and among Southern States Bancshares, Inc. and the purchasers party thereto (incorporated by reference to Exhibit 10.16 to Southern States Bancshares, Inc.’s Registration Statement on Form S-1 filed with the SEC on July 15, 2021, file number 333-257915).

4.6
Indenture, dated October 26, 2022, by and between Southern States Bancshares, Inc. and UMB Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to Southern States Bancshares, Inc.’s Current Report on Form 8-K filed with the SEC on October 27, 2022, file number 001-40727).

4.7
Form of 7.00% Fixed-to-Floating Rate Subordinated Note due October 26, 2032 (included as Exhibit A-1 and Exhibit A-2 to the Indenture filed as Exhibit 4.6 hereto) (incorporated by reference to Exhibit 4.2 to Southern States Bancshares, Inc.’s Current Report on Form 8-K filed with the SEC on October 27, 2022, file number 001-40727).

4.8
Form of Registration Rights Agreement, dated October 26, 2022, by and among Southern States Bancshares, Inc. and each Purchaser (incorporated by reference to Exhibit 10.2 to Southern States Bancshares, Inc.’s Current Report on Form 8-K filed with the SEC on October 27, 2022, file number 001-40727).

5.1	Opinion of Jones Walker LLP.*

23.1	Consent of Mauldin & Jenkins LLC.*

23.2	Consent of Jones Walker LLP (contained in its opinion filed as Exhibit 5.1).*

24.1	Power of Attorney (included on signature pages hereto).*

99.1	Southern States Bancshares, Inc. Dividend Reinvestment and Common Stock Purchase Plan (included entirely in the prospectus).*

99.2	Enrollment Form.*

107	Filing Fee Table.*
__________________
*    Filed herewith.
#    Certain schedules, exhibits and appendices have been omitted pursuant to Item 601(a)(5). We will furnish the omitted schedules, exhibits and appendices to the SEC upon request by the SEC.
Item 17. Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)[Intentionally omitted.]
(5)That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Anniston, State of Alabama, on January 11, 2023.

SOUTHERN STATES BANCSHARES, INC.

By:	/s/ Stephen W. Whatley
	Name:	Stephen W. Whatley
	Title:	Chairman and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen W. Whatley and Lynn Joyce, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and exhibits to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney. For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.
S-1

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen W. Whatley	Chairman and Chief Executive Officer, and Director (Principal Executive Officer)	January 11, 2023
Stephen W. Whatley

/s/ Lynn Joyce	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 11, 2023
Lynn Joyce

/s/ Lewis Beavers	Director	January 11, 2023
Lewis Beavers

/s/ Alfred Hayes, Jr.	Director	January 11, 2023
Alfred Hayes, Jr.

/s/ Brent David Hitson	Director	January 11, 2023
Brent David Hitson

/s/ Brian Stacy Holmes	Director	January 11, 2023
Brian Stacy Holmes

/s/ Mark Chambers	Director	January 11, 2023
Mark Chambers

/s/ Cynthia S. McCarty	Director	January 11, 2023
Cynthia S. McCarty

/s/ Jay Florey Pumroy	Director	January 11, 2023
Jay Florey Pumroy

/s/ J. Henry Smith, IV	Director	January 11, 2023
J. Henry Smith, IV

/s/ Henry A. Turner	Director	January 11, 2023
Henry A. Turner
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